Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 John W. Sweet Executive Vice President and CIO (414) 978-6467	Investors: The Ruth Group David Burke 646 536-7009 dburke@theruthgroup.com

PHYSICIANS REALTY TRUST COMPLETES $114.1 MILLION IN ACQUISITIONS

$226.2 million of acquisitions during the third quarter and $454.1 million year to date

Milwaukee, WI, October 1, 2014 — Physicians Realty Trust (NYSE:DOC) (the “Company”), a self-managed healthcare real estate company, announced today that it has closed on previously announced acquisitions consisting of seven different properties totaling approximately $114.1 million of investments. Together, these acquisitions will average a first year unlevered cash yield of approximately 7.4%.

The acquisitions the Company closed are as follows:

•                  A portfolio of three medical facilities in El Paso, Texas, consisting of a specialty surgical hospital and two medical office buildings primarily leased to El Paso Orthopaedic Surgery Group. The facilities total 178,700 square feet and are currently 94.5% occupied. The total purchase price was approximately $46.2 million with a first year unlevered yield of 7.8%.  At closing, the physician owners contributed the facilities to the Company’s Operating Partnership in exchange for 950,324 operating partnership units worth $13.2 million in the Company’s operating partnership, Physician Realty L.P. (“OPUs”), as well as additional cash consideration.

•                  The Mark H. Zangmeister Cancer Center in Columbus, Ohio which is a 109,667 square foot, multi-tenant medical office building 100% occupied by Mid-Ohio Oncology/Hematology (“Mid-Ohio”) and Mt. Carmel Health System (“Mt. Carmel”), a member of Trinity Health, one of the nation’s largest Catholic health systems, serving patients and communities in 21 states. Mid-Ohio is a physician group of cancer and blood disorder treatment specialists with over 30 years of experience as a private practice and occupies almost 90% of the building. Mt. Carmel occupies the remainder of the building and specializes in radiation oncology. The total purchase price is $36.6 million with a first year unlevered yield of approximately 7.1%.

•                  The Berger Medical Center in Orient, Ohio which is a 31,528 square foot medical office building that is 78% occupied by Berger Hospital d/b/a Berger Health System. The property was acquired for approximately $6.8 million with a first year unlevered yield of approximately 7.5%.

•                  Two medical office buildings located in Columbus and Westerville, Ohio. The facilities total approximately 95,749 square feet and are 100% occupied. The primary tenant is Orthopedic ONE, the largest privately owned orthopedic practice in Ohio, which leases 94% of the rentable square footage. The total purchase price for the buildings is approximately $24.5 million with a first year unlevered yield of approximately 7.1%.

John T. Thomas, Physician Realty Trust’s Chief Executive Officer stated, “These completed investments continue to reflect the consistent execution of our strategy to build a high quality portfolio of medical facilities with high quality physicians and providers in the communities they serve.  We are proud of the physician relationships we continue to establish and have the opportunity to grow with in the future, as they provide us stable long term cash flows for our investors.  With the closing of these transactions, we have now closed on $226.2 million in investments for the third quarter and $454.1 million in total investments during 2014.”

“With these investments and our pace of growth, we believe we are well positioned to deliver long-term value for the Company, our tenants and our shareholders.”

Mitch McBeth, CEO of El Paso Orthopaedic Surgery Group, commented on the sale of the facilities saying, “El Paso Orthopaedic Surgery Group recognizes that the practice of medicine is changing and we were seeking a capital partner to support our future growth and expansion efforts.  As the El Paso community has grown, EPOSG invested in infrastructure including facilities and technology to deliver the highest quality healthcare to the Paso del Norte community.  As the healthcare landscape has evolved, we considered many strategic options.  The more we learned about John Thomas and the DOC team, the more we realized we had found a committed long-term real estate partner focused on enabling our team to continue delivering the highest quality healthcare.  We are excited to partner with Physicians Realty Trust given their existing investments in the community and commitment to continue to invest in El Paso.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2013. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.